Exhibit 99.3

Equity Compensation for Non-Employee Directors

Non-employee directors of MKS Instruments, Inc. participate in our 2004 Stock Incentive Plan, which is administered by the Board of Directors. Effective as of February 8, 2010, non-employee directors receive automatic grants of RSUs as follows:

Type of Award	Date of Award	Number of RSUs	Vesting Schedule
Initial Award	Date of initial election to Board	7,500	Vests in 12 equal quarterly installments over a three year period
Annual*	Date of each Annual Meeting of Shareholders	6,000
Fully vests on the
day prior to the
first annual meeting
of shareholders
following the date of
grant (or if no such
meeting is held
within 13 months
after the date of
grant, on the 13
month anniversary of
the date of grant)

* Non-employee directors are eligible to receive annual awards if the non-employee director has been in office for at least six months prior to the date of the respective annual meeting of shareholders.